Exhibit 23.1


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of AOL Time Warner Inc. ("AOL Time Warner") on Form S-8 pertaining to the AOL Time Warner Savings Plan, the AOL Time Warner Thrift Plan and the TWC Savings Plan of the following reports:

o Our report dated January 28, 2002, except as to the restatement described in Note 1 to the Form 10-K/A (as defined below) as to which the date is January 27, 2003, with respect to the consolidated restated financial statements, schedule and supplementary information of AOL Time Warner for the year ended December 31, 2001, included in AOL Time Warner's Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Amendment No. 3 on Form 10-K/A (the "Form 10-K/A"), filed with the Securities and Exchange Commission ("SEC").
o Our report dated January 28, 2002, with respect to the consolidated financial statements and schedule of Time Warner Entertainment Company, L.P. for the year ended December 31, 2001, included in AOL Time Warner's Annual Report on Form 10-K for the year ended December 31, 2001.
o Our report dated June 14, 2002 with respect to the financial statements and supplemental schedule of the AOL Time Warner Savings Plan for the year ended December 31, 2001, included in the Annual Report on Form 11-K for the year ended December 31, 2001 for such Plan, filed with the SEC.
o Our report dated June 14, 2002 with respect to the financial statements and supplemental schedule of the AOL Time Warner Thrift Plan for the year ended December 31, 2001, included in the Annual Report on Form 11-K for the year ended December 31, 2001 for such Plan, filed with the SEC.


                                                     /s/ ERNST & YOUNG, LLP

New York, New York
January 27, 2003